Exhibit 99.4

UNAUDITED STATUTORY PRO FORMA CONDENSED FINANCIAL INFORMATION

On June 29, 2006, Genworth Life and Annuity Insurance Company (the “Company,” “we,” “us,” or “our”) requested that the State Corporation Commission, Bureau of Insurance of the Commonwealth of Virginia review and ultimately approve the proposed mergers of Federal Home Life Insurance Company (“FHL”) and First Colony Life Insurance Company (“FCL”) into the Company (“GLAIC Merged”). The Company would be the surviving entity. Should these proposed mergers be consummated, the anticipated effective date is January 1, 2007. Upon consummation of the contemplated mergers involving FHL and FCL, it is anticipated that GLAIC Merged would transfer American Mayflower Life Insurance Company of New York (“AML”) to Genworth Life Insurance Company of New York (“GLICNY”), an affiliate, in exchange for a non-majority ownership interest in GLICNY. Upon transfer, AML would be merged into GLICNY, GLICNY would be the surviving entity. The proposed mergers are subject to state insurance regulatory approval.

The following unaudited statutory pro forma condensed financial statements as of and for the period ended June 30, 2006 of the Company give effect to the mergers of FHL and FCL into the Company and the subsequent transfer of AML to GLICNY as if they had been completed on January 1, 2006. We have adjusted the historical statutory financial statements to give effect to pro forma events that are (1) directly attributable to the mergers, (2) factually supportable, and (3) with respect to the statutory statements of operations, expected to have a continuing impact on combined results. The pro forma adjustments do not include any transactions costs that may be associated with the mergers as the amounts are not deemed to be material.

The mergers will be accounted for under the statutory merger method of accounting in accordance with statutory accounting principles as prescribed or permitted by the State Corporation Commission, Bureau of Insurance of the Commonwealth of Virginia. Under U.S. generally accepted accounting principles, the mergers will be accounted for as a business combination for entities under common control and presented on a combined basis for all periods presented.

The following unaudited statutory pro forma condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of what our actual statutory financial position or statutory results of operations would have been had the mergers been completed on the date indicated above. In addition, the audited statutory pro forma condensed financial statements do not purport to project the future statutory financial position or statutory operating results of the resulting company. These statements do not give effect to (1) our statutory results of operations or other transactions or developments since June 30, 2006, (2) the impact of possible revenue enhancements, expense efficiencies or synergies expected to result from the mergers, (3) the impact of a contemplated execution of a capital management strategy for universal life business and (4) the effects of transactions or developments that occur subsequent to the mergers. The foregoing matters could cause both the Company’s unaudited statutory pro forma historical financial position and statutory results of operations, and the Company’s actual future statutory financial position and statutory results of operations, to differ materially from those presented in the following unaudited statutory pro forma condensed financial statements.

Genworth Life and Annuity Insurance Company

Unaudited Statutory Basis Pro Forma Balance Sheet

As of June 30, 2006

(Amounts in millions)

	Genworth Life and Annuity Insurance Company (GLAIC) Historical	First Colony Life Insurance Company (FCL) Historical	Federal Home Life Insurance Company (FHL) Historical	Pro Forma Adjustments (d)		GLAIC Pro Forma
Admitted Assets
Cash and invested assets	$6,928.7	$6,984.8	$1,678.4	$(903.7	)(a)	$14,688.2
All assets other than investments	168.7	1,623.3	19.6	(1,176.2	)(b)	635.4
Separate account assets	9,642.0	—	—	—		9,642.0

Total admitted assets	$16,739.4	$8,608.1	$1,698.0	$(2,079.9)		$24,965.6

Liabilities and Capital and Surplus

Liabilities:
Aggregate reserves - life and annuity contracts	$4,959.0	$5,197.4	$418.3	$—		$10,574.7
Aggregate reserves - accident and health policies	18.1	0.9	27.9	—		46.9
Liability for policy and contract claims	55.6	47.7	8.7	—		112.0
Payable to parents, subsidiaries and affiliates	4.5	14.7	2.1	—		21.3
All other liabilities	1,479.1	2,363.3	39.0	(1,176.2	)(b)	2,705.2
Asset valuation reserve	61.1	68.0	7.4	—		136.5
Separate account liabilities	9,620.7	—	—	—		9,620.7

Total liabilities	16,198.1	7,692.0	503.4	(1,176.2)		23,217.3

Capital and surplus:
Common stock	25.7	4.0	22.0	(26.0	)(c)	25.7
Preferred stock	120.0	—	—	—		120.0
Paid-in surplus	189.5	54.7	1,020.9	88.1		1,353.2
Unassigned surplus	206.1	857.4	151.7	(965.8)		249.4

Total capital and surplus	541.3	916.1	1,194.6	(903.7	)(a)	1,748.3

Total liabilities and capital and surplus	$16,739.4	$8,608.1	$1,698.0	$(2,079.9)		$24,965.6

(a)	To eliminate FHL’s investment in FCL of $(916.1) million and to reflect the transfer of America Mayflower Insurance Company of $(108.4) million in return for a non-majority interest in Genworth Life Insurance Company of New York of $120.8 million.
(b)	To eliminate the reinsurance transaction between FCL and GLAIC as this treaty will cease to exist with the merger.
(c)	To eliminate the common stock of FCL and FHL.
(d)	FCL is contemplating the execution of a capital management strategy for its universal life business which is not reflected above.

Genworth Life and Annuity Insurance Company

Unaudited Statutory Basis Pro Forma Income Statement

For the period ending June 30, 2006

(Amounts in millions)

	Genworth Life and Annuity Insurance Company (GLAIC) Historical	First Colony Life Insurance Company (FCL) Historical	Federal Home Life Insurance Company (FHL) Historical	Pro Forma Adjustments(a)	GLAIC Pro Forma
Revenues
Net premiums	$1,040.6	$471.1	$24.7	$—	$1,536.4
Net investment income	191.8	217.2	22.5	—	431.5
Commission and expense allowances on reinsurance ceded	40.1	121.1	0.3	—	161.5
Other	17.6	(37.2)	1.0	—	(18.6)

Total revenues	1,290.1	772.2	48.5	—	2,110.8

Benefits and expenses
Death benefits	70.0	138.0	7.4	—	215.4
Annuity benefits	30.8	151.4	6.2	—	188.4
Disability benefits and benefits under accident and health policies	30.9	0.7	13.7	—	45.3
Surrender benefits and other fund withdrawals	615.7	72.2	17.6	—	705.5
Interest and adjustments on policy and deposit- type contract funds	4.9	40.7	0.6	—	46.2
Commissions	74.4	146.6	2.6	—	223.6
Change in aggregate reserves - life and accident and health	(424.4)	(132.2)	(20.9)	—	(577.5)
Other expenses	826.6	134.2	6.4	—	967.2

Total benefits and expenses	1,228.9	551.6	33.6	—	1,814.1

Net gain from operations before federal income tax expense (benefit)	61.2	220.6	14.9	—	296.7

Federal income tax expense (benefit)	—	(16.8)	2.4	—	(14.4)

Income before realized capital gains (losses)	61.2	237.4	12.5	—	311.1

Realized capital gains (losses), net	(0.5)	3.7	(0.2)	—	3.0

Net income	$60.7	$241.1	$12.3	$—	$314.1

(a)	FCL is contemplating the execution of a capital management strategy for its universal business which is not reflected above.